As filed with the Securities and Exchange Commission on March 5, 2015

Registration No. 333-125566

Registration No. 333-166054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-125566

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-166054

UNDER

THE SECURITIES ACT OF 1933

ATLAS PIPELINE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	23-3011077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Louisiana, Suite 4300

Houston, Texas 77002

(713) 584-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
Joe Bob Perkins Chief Executive Officer Atlas Pipeline Partners GP, LLC 1000 Louisiana, Suite 4300 Houston, Texas 77002 (713) 584-1000	Christopher Collins Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Atlas Pipeline”), with the Securities and Exchange Commission:

•	Registration No. 333-125566, filed on Form S-8 on June 6, 2005, pertaining to the registration of 435,000 common units representing limited partner interests in Atlas Pipeline (“Common Units”) issuable under the Atlas Pipeline Partners, L.P. Long-Term Incentive Plan; and

•	Registration No. 333-166054, filed on Form S-8 on April 13, 2010, pertaining to the registration of 3,000,000 Common Units issuable under the Atlas Pipeline Partners, L.P. 2010 Long-Term Incentive Plan.

On February 27, 2015, Atlas Pipeline was acquired by Targa Resources Partners LP (“TRP”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among Targa Resources Corp., TRP, Targa Resources GP LLC, Trident MLP Merger Sub LLC, a subsidiary of TRP (“Merger Sub”), Atlas Energy, L.P., Atlas Pipeline and Atlas Pipeline Partners GP, LLC. Pursuant to the Merger Agreement, Merger Sub merged with and into Atlas Pipeline, with Atlas Pipeline continuing as the surviving entity and a subsidiary of TRP.

As a result of the completion of the transactions contemplated by the Merger Agreement, Atlas Pipeline has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Atlas Pipeline in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Atlas Pipeline hereby removes from registration all of such securities of Atlas Pipeline registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on this 5th day of March, 2015.

ATLAS PIPELINE PARTNERS, L.P.

By:	ATLAS PIPELINE PARTNERS GP, LLC,
its General Partner

	By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III
Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, these Registration Statements have been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 5, 2015.

SIGNATURE	TITLE	DATE

/s/ Joe Bob Perkins Joe Bob Perkins	Chief Executive Officer and Director of the General Partner (Principal Executive Officer)	March 5, 2015

/s/ Robert W. Karlovich III Robert W. Karlovich III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 5, 2015

/s/ Jeffrey J. McParland Jeffrey J. McParland	Director of the General Partner	March 5, 2015